CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 22 to the registration statement on Form N-1A (File No. 2-75863) ("Registration Statement") of our report dated October 8, 2003, relating to the financial statements and financial highlights appearing in the August 31, 2003 Annual Report of Putnam Health Sciences Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Auditors and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
December 23, 2003